ARTICLES OF AMENDMENT TO THE CHARTER OF
                    EAST END INVESTMENT, INC.

     The undersigned corporation hereby executes these Articles of Amendment pursuant to the General Corporation Law of the State of Nevada for the purpose of amending its Charter as follows:

              1.  The name of the corporation is East End Investment, Inc.

              2. The corporation hereby amends its name from East End Investment, Inc. to The Theme Factory, Inc.

              3. The date of the adoption of this amendment is October 16, 1989.

              4. The number of shares outstanding and the number of shares entitled to vote thereon is 1,034,500.

              5. The number of shares voting for the amendment is 1,000,000 and the number against in zero (0).

              6. There is only one class of stock, common voting stock, together with warrants which are exercisable for common voting stock but no warrants have been exercised.

              7. This amendment does not give rise to dissenters' rights or other shareholder's rights in that the only amendment is the change of name.

              S. Notice was given to all shareholders of the proposed change by notice dated October 4, 1989 and a shareholder's resolution was adopted at a duly convened shareholder's meeting on October 16, 1989, at which all shareholders in attendance unanimously approved the amendment.

    In WITNESS WHEREOF, these Articles are signed by the President and Secretary of the corporation this 16th day of October, 1989.

                     East End Investment, Inc.

                            By:/s/Charles S. Barkley
                       Secretary